Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2023 SECOND QUARTER RESULTS

•	Declares Quarterly Cash Dividend of $0.25 Per Share

EL SEGUNDO, Calif., August 1, 2023 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2023 second quarter ended July 2, 2023.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said “We generated positive EBITDA and earnings results above the midpoint of our guidance range despite facing abnormally cool weather in our core geography and a difficult macroeconomic backdrop that continued to pressure consumer discretionary spending, both of which impacted our top-line performance. These results speak to our continued focus on diligently managing expenses in the face of persistent inflationary pressures, while also maintaining a healthy inventory position to support strong merchandise margin execution.”

Mr. Miller continued, “While the retail environment remains challenging, we are encouraged that our current trending through July improved significantly following the onset of warmer summer temperatures, which provided a catalyst for summer outdoor recreation, particularly in our core California market. We feel that our product assortment is well positioned for the balance of summer and the back-to-school season.”

Net sales for the fiscal 2023 second quarter were $223.6 million compared to net sales of $253.8 million for the second quarter of fiscal 2022. Same store sales decreased 12.0% for the second quarter of fiscal 2023 compared to the second quarter of fiscal 2022.

Gross profit for the fiscal 2023 second quarter was $71.9 million, compared to $88.9 million in the second quarter of the prior year. The Company’s gross profit margin was 32.2% in the fiscal 2023 second quarter versus 35.0% in the second quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales. The Company’s merchandise margins for the second quarter of fiscal 2023 were consistent with the prior year period, and continued to run several hundred basis points ahead of pre-pandemic rates, supported by the evolution of the Company’s pricing and promotional strategy.

Overall selling and administrative expense for the quarter decreased by $4.2 million from the prior year, primarily reflecting lower employee labor and benefit-related expense and performance-based incentive accruals. As a percentage of net sales, selling and administrative expense increased to 32.4% in the fiscal 2023 second quarter, compared to 30.2% in the fiscal 2022 second quarter due to the lower sales base.

Net loss for the second quarter of fiscal 2023 was $0.3 million, or $0.01 per basic share. This compares to net income of $8.9 million, or $0.41 per diluted share in the second quarter of fiscal 2022.

For the 26-week period ended July 2, 2023, net sales were $448.5 million compared to net sales of $495.8 million in the first 26 weeks of last year. Same store sales decreased 9.6% in the first half of fiscal 2023 versus the comparable period last year. Net loss for the first 26 weeks of fiscal 2023 was $0.1 million, or $0.00 per basic share. This compares to net income for the first 26 weeks of fiscal 2022 of $18.0 million or $0.81 per diluted share.

EBITDA was $4.2 million for the second quarter of fiscal 2023 compared to Adjusted EBITDA of $17.7 million in the prior year period. For the 26-week period ended July 2, 2023, EBITDA was $8.6 million, compared to Adjusted EBITDA of $32.7 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2023 fiscal second quarter with no borrowings under its credit facility and with a cash balance of $5.9 million. This compares to no borrowings under the Company’s credit facility and $25.6 million of cash as of the end of fiscal 2022. Merchandise inventories as of the end of the second quarter decreased by 2.2% compared to the prior year period, reflecting more normalized inventory levels related to sales.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of outstanding common stock, which will be paid on September 15, 2023 to stockholders of record as of September 1, 2023.

Third Quarter Guidance

For the fiscal 2023 third quarter, the Company expects same store sales to decrease in the mid single-digit range compared to the fiscal 2022 third quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the third quarter. Fiscal 2023 third quarter earnings per share is expected in the range of $0.10 to $0.20, which compares to fiscal 2022 third quarter earnings per diluted share of $0.29.

Store Openings

The Company currently has 430 stores in operation, which reflects zero store closures or openings during the fiscal 2023 second quarter. During the remainder of fiscal 2023, the Company expects to open approximately two new stores and close approximately four stores, including relocating one store.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, August 1, 2023. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, August 8, 2023 by calling (844) 512-2921 to access the playback; the passcode is 13740196.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 430 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		26 Weeks Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022

	(In thousands)
GAAP net (loss) income (as reported)	$(282)	$8,934	$(89)	$18,037
- Interest (income); + interest expense (as reported)	(55)	136	(170)	320
- Income tax (benefit); + income tax expense (as reported)	(126)	3,168	(233)	4,497
+ Depreciation and amortization	4,631	4,420	9,141	8,830

EBITDA	$4,168	$16,658	$8,649	$31,684

+ Revaluation of workers’ compensation reserves due to change in claims assessment methodology	—	1,039	—	1,039

Adjusted EBITDA	$4,168	$17,697	$8,649	$32,723

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 2, 2023	January 1, 2023
ASSETS
Current assets:
Cash	$5,888	$25,565
Accounts receivable, net of allowances of $22 and $44, respectively	16,219	12,270
Merchandise inventories, net	324,615	303,493
Prepaid expenses	15,518	16,632

Total current assets	362,240	357,960

Operating lease right-of-use assets, net	270,600	276,016
Property and equipment, net	54,754	58,311
Deferred income taxes	10,227	9,991
Other assets, net of accumulated amortization of $1,581 and $1,359, respectively	7,725	6,515

Total assets	$705,546	$708,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,881	$67,417
Accrued expenses	59,909	70,261
Current portion of operating lease liabilities	67,742	70,584
Current portion of finance lease liabilities	2,777	3,217

Total current liabilities	222,309	211,479

Operating lease liabilities, less current portion	211,198	214,584
Finance lease liabilities, less current portion	6,634	7,089
Other long-term liabilities	6,990	6,857

Total liabilities	447,131	440,009

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,759,247 and 26,491,750 shares, respectively; outstanding 22,451,992 and 22,184,495 shares, respectively	267	264
Additional paid-in capital	127,358	126,512
Retained earnings	185,047	196,265
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	258,415	268,784

Total liabilities and stockholders’ equity	$705,546	$708,793

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net sales	$223,567	$253,800	$448,506	$495,781
Cost of sales	151,664	164,934	301,459	320,982

Gross profit	71,903	88,866	147,047	174,799
Selling and administrative expense	72,366	76,628	147,539	151,945

Operating (loss) income	(463)	12,238	(492)	22,854
Interest (income) expense	(55)	136	(170)	320

(Loss) income before income taxes	(408)	12,102	(322)	22,534
Income tax (benefit) expense	(126)	3,168	(233)	4,497

Net (loss) income	$(282)	$8,934	$(89)	$18,037

(Loss) earnings per share:
Basic	$(0.01)	$0.41	$(0.00)	$0.83

Diluted	$(0.01)	$0.41	$(0.00)	$0.81

Weighted-average shares of common stock outstanding:
Basic	21,762	21,675	21,696	21,677

Diluted	21,762	22,039	21,696	22,197